Exhibit 99.1
REALOGY ANNOUNCES UPSIZING AND PRICING OF ITS $600 MILLION OFFERING OF SENIOR NOTES

MADISON, N.J. (January 6, 2021) — Realogy Holdings Corp. (NYSE: RLGY) (the "Company") announced today that its indirect, wholly-owned subsidiary, Realogy Group LLC ("Realogy Group"), together with a co-issuer, priced $600 million aggregate principal amount of 5.750% senior notes due 2029 (the "Notes") at par in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The size of the offering has been upsized from $400 million to $600 million. The closing of the offering is expected to occur on January 11, 2021, subject to customary closing conditions.

The Notes will be guaranteed on an unsecured senior basis by each of Realogy Group’s domestic subsidiaries (other than the co-issuer of the Notes) that is a guarantor under its senior secured credit facilities and certain of its outstanding securities. The Notes will also be guaranteed by the Company on an unsecured senior subordinated basis. The Notes will be effectively subordinated to all of Realogy Group’s existing and future senior secured debt, including its senior secured credit facilities, to the extent of the value of the assets securing such debt.

The Company currently intends to use approximately $250 million of the net proceeds from this offering to repay a portion of the outstanding borrowings under its term loan A credit facility and apply the remaining net proceeds to repay a portion of the outstanding borrowings under its term loan B credit facility. The allocation of the net proceeds from the offering is subject to change, and the Company may elect to change the allocation of such proceeds between the term loan A and B credit facilities and/or apply all or a portion of such proceeds to repay other indebtedness.

The Notes and the related guarantees will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is the leading and most integrated provider of U.S. residential real estate services, encompassing franchise, brokerage, relocation, and title and settlement businesses as well as a mortgage joint venture. Realogy's diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby's International Realty®. Using innovative technology, data and marketing products, best-in-class learning and support services, and high-quality lead generation programs, Realogy fuels the productivity of independent sales agents, helping them build stronger businesses and best serve today’s consumers. Realogy's affiliated brokerages operate around the world with approximately 189,000 independent sales agents in the United States and more than 129,000 independent sales agents in 114 other countries and territories. Recognized for nine consecutive years as one of the World’s Most Ethical Companies, Realogy has also been designated a Great Place to Work three years in a row and one of Forbes’ Best Employers for Diversity. Realogy is headquartered in Madison, New Jersey.
Forward Looking Statements
Certain statements in this press release, including statements relating to the offering of the Notes and the anticipated use of net proceeds therefrom, constitute “forward-looking statements." Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the private offering. No assurance can be given that the offering of Notes discussed above will be consummated on the terms described or at all. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
Investor Relations Contacts:
Alicia Swift
(973) 407-4669
alicia.swift@realogy.com

Danielle Kloeblen
(973) 407-2148
danielle.kloeblen@realogy.com

Media Contact:
Trey Sarten
(973) 407-2162
trey.sarten@realogy.com

Gabriella Chiera
(973) 407-5236
Gabriella.chiera@realogy.com